Consent of Independent Registered Public Accounting Firm

RCI Hospitality Holdings, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-174207 and No. 333-194343) and Form S-8 (No. 333-193114) of RCI Hospitality Holdings, Inc. of our reports dated February 14, 2018, relating to the consolidated financial statements and the effectiveness of RCI Hospitality Holdings, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2017.

/s/ BDO USA, LLP

Cleveland, Ohio

February 14, 2018